INDEPENDENT AUDITORS' REPORT



To the Directors and Stockholder of
U.S. Restaurant Properties, Inc.


We have audited the accompanying balance sheet of U.S. Restaurant Properties, Inc. as of February 4, 1997. This balance sheet is the responsibility of the management of U.S. Restaurant Properties, Inc. Our responsibility is to express an opinion on this balance sheet based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such balance sheet presents fairly, in all material respects, the financial position of U.S. Restaurant Properties, Inc. at February 4, 1997, in conformity with generally accepted accounting principles.





DELOITTE & TOUCHE LLP

Dallas, Texas
February 5, 1997 (June 27, 1997 as to Note 4)


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                        U.S. RESTAURANT PROPERTIES, INC.

                                  BALANCE SHEET
                                February 4, 1997



                                     ASSETS

Cash                                                             $       1,000
                                                                 =============


                              STOCKHOLDER'S EQUITY

Preferred stock, $.001 par value per share; 10,000,000 shares authorized, no shares issued
Common Stock, $.001 par value per share; 45,000,000 shares
     authorized; 1,000 shares issued and outstanding             $           1
Excess Stock, $.001 par value per share; 5,000,000 shares
     authorized, no shares issued
Additional paid-in capital                                                 999
                                                                 -------------
                                                                 $       1,000
                                                                 =============


                           See Notes to Balance Sheet.




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                        U.S. RESTAURANT PROPERTIES, INC.

                             NOTES TO BALANCE SHEET
                                February 4, 1997


1.       ORGANIZATION

         U.S. Restaurant Properties, Inc. (the "Company") is a newly-organized Maryland corporation formed to continue the restaurant property management operations of U.S. Restaurant Properties Master, L.P. (collectively, with its subsidiaries, "USRP"). The Company is authorized to issue up to 45,000,000 shares of common stock, par value $.001 per share (the "Common Stock"), 10,000,000 shares of Preferred Stock, par value $.001 per share (the "Preferred Stock") and 5,000,000 shares of Excess Stock, par value $.001 per share. Pursuant to the Company's Articles of Incorporation (the "Articles"), any purported transfer of shares of Common Stock or Preferred Stock that would result in a person owning shares of Common Stock or Preferred Stock in excess of certain limits set out in Articles will result in the shares subject to such purported transfer being automatically exchanged for an equal number of shares of Excess Stock.

         The Company was capitalized upon the sale of 1,000 shares of Common Stock for $1,000 to QSV Properties, Inc. ("QSV"). The Company will be a self-advised real estate investment trust ("REIT") formed to continue the restaurant property management, acquisition and development operations, related business objectives and strategies of USRP. The consolidated financial statements of U.S. Restaurant Properties, Inc. will include the operations of USRP. The Company intends to qualify as a REIT as defined under the Internal Revenue Code of 1986, as amended.

2.       BUSINESS

         The Company shall invest in U.S. Restaurant Properties Operating, L.P. (the "Operating Partnership" and, together with USRP, the "Partnerships"), which will include and continue all operations of USRP. The purpose of this investment is to facilitate the Conversion of USRP's ownership structure from a master limited partnership to a REIT. The Company was formed on February 4, 1997 and will not have any operations until the Conversion is effected.

3.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         The Company shall succeed to the operations of USRP, and accordingly, will follow all accounting principles established by USRP in addition to the following:

         Income Taxes - Provisions for income taxes will be made in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income
         Taxes" ("SFAS 109").




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                        U.S. RESTAURANT PROPERTIES, INC.

                             NOTES TO BALANCE SHEET


4.       SUBSEQUENT EVENTS

     QSV has agreed to convert the Operating Partnership General Partnership Interest and QSV's general partner interest in U.S. Restaurant Properties Master L.P. Operating Partnership General Partner Interest in exchange for 850,000 shares or its equivalent in interests in the Partnerships. An additional 550,000 shares or its equivalent in interests in the Partnerships may be issued to QSV if certain earnings targets are met by the year 2000. QSV is an entity that is primarily owned by Mr. Robert J. Stetson and Mr. Fred H. Margolin.

         The Company intends to enter into employment agreements with Messrs. Stetson and Margolin. The agreements will be for three years, beginning with the closing of the Acquisition. Pursuant to the Employment Agreements, Mr. Stetson will serve as President and Chief Executive Officer of the Company and Mr. Margolin will serve as Chairman of the Board of the Company and each will be paid an annual base salary of $250,000.

         On June 27, 1997, the USRP unitholders approved the Conversion of USRP into a REIT pursuant to the merger of a partnership subsidiary of the Company with and into USRP with USRP being the surviving entity.